FOREIGN CUSTODY MANAGER AND
                           ---------------------------
                         INFORMATION SERVICES AGREEMENT
                         ------------------------------

                           FOREIGN CUSTODY MANAGER AND
                           ---------------------------
                         INFORMATION SERVICES AGREEMENT
                         ------------------------------



           This AGREEMENT is effective as of July 2, 2001, and is among each of the management investment companies (or series thereof) within the Weiss, Peck & Greer group of funds as listed on Schedule I, attached hereto, and BOSTON SAFE DEPOSIT AND TRUST COMPANY, (the "Custodian") a Massachusetts trust company with its principal place of business at One Boston Place, Boston, Massachusetts 02108.

           WHEREAS, the Custodian serves as each Fund's custodian pursuant to a separate custody agreement and each Fund and the Custodian desire to amend and supplement such custody agreements with an agreement to reflect the changes to Rules 17f-5 and new Rule 17f-7;

           WHEREAS, the Board desires to delegate certain of its responsibilities for performing the services set forth in paragraphs (c)(1),
(c)(2) and (c)(3) of Rule 17f-5 to the Custodian as a Foreign Custody Manager;
and

           WHEREAS, the Custodian agrees to accept such delegation with respect to Assets held by Foreign Custodians in the Selected Countries as set forth in jurisdictions listed on APPENDIX A;

           WHEREAS, the Custodian agrees to perform the function of a Primary Custodian under Rule 17f-7;

           NOW THEREFORE, the Fund and the Custodian agree as follows:

DEFINITIONS
-----------

           The following words and phrases, unless the context requires otherwise, shall have the following meanings:

     1. "ACT": the Investment Company Act of 1940 and the Rules and Regulations thereunder, all as amended from time to time.

     2. "AGREEMENT": this agreement and any amendments.

     3. "ASSETS": any of the Fund's foreign investments (including foreign currencies) held by Custodian pursuant to a separate custody agreement, and such cash and cash equivalents as are reasonably necessary to effect the Fund's transactions in such investments.

     4. "AUTHORIZED PERSON": the Chairman of the Fund's Board, its President, and any Vice President, Secretary, Treasurer or any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board to add or delete jurisdictions pursuant to Article I and to give Instructions on behalf of the Fund, which, in each case, may be received by the Custodian from time to time in connection with the underlying custody agreement.

     5. "BOARD": the Board of Trustees of the Fund.

     6. "ELIGIBLE SECURITIES DEPOSITORY": the meaning of the term set forth in Rule 17f-7(b)(1).

     7. "FOREIGN CUSTODIAN": (a) a banking institution or trust company incorporated or organized under the laws of a country other than the United States, that is regulated as such by the country's government or an agency of the country's government; (b) a majority-owned direct or indirect subsidiary of a U.S. Bank or bank-holding company; or (c) any entity other than a Securities Depository with respect to which exemptive or no-action relief has been granted by the Securities and Exchange Commission. For the avoidance of doubt, the term "Foreign Custodian" shall not include Euroclear, Clearstream or any other transnational system for the central handling of securities or equivalent book-entries regardless of whether or not such entities or their service providers are acting in a custodial capacity with respect to Assets, Securities or other property of the Fund.

     8. "FOREIGN CUSTODY MANAGER": the meaning set forth in Rule 17f-5(a)(3).

     9. "INSTRUCTIONS": directions and instructions to the Custodian from an Authorized Person in writing by facsimile or electronic transmission subject to the Custodian's practices or any other method specifically agreed upon, provided that the Custodian may, in its discretion, accept oral directions and instructions from an individual it reasonably believes to be an Authorized Person and may require confirmation in writing.

     10. "PRIMARY CUSTODIAN": the meaning set forth in Rule 17f-7(b)(2).

     11. "RISK ANALYSIS": the analysis required under Rule 17f-7(a)(i)(1)(A).

     12. "RULES 17F-4, 17F-5 AND 17F-7": such Rules as promulgated under Section 17(f) of the Act, as such rules (and any successor rules or regulations) may be amended from time to time.

     13. "SECURITIES DEPOSITORY": a system for the central handling of securities as defined in Rule 17f-4.

     14. "SELECTED COUNTRIES": the jurisdictions listed on APPENDIX A as such may be amended from time to time in accordance with Article I, Section 2.

                                   ARTICLE I
                                   ---------

                        FOREIGN CUSTODY MANAGER SERVICES
                        --------------------------------

1.    DELEGATION.

     (a) THE BOARD DELEGATES TO THE CUSTODIAN responsibility as each Fund's Foreign Custody Manager for selecting, contracting with and monitoring Foreign Custodians in Selected Countries set forth in Appendix A in accordance with Rule 17f-5(c) and the Custodian hereby accepts such delegation and agrees to serve as the Fund's Foreign Custody Manager with respect thereto. The Custodian shall not maintain Assets in any jurisdiction not set forth on Appendix A.

(b)        SELECTION OF FOREIGN CUSTODIANS.
           -------------------------------

           In exercising the authority delegated under this Agreement to place Assets with a Foreign Custodian, the Custodian shall determine that Assets will be subject to reasonable care, based on the standards applicable to custodians in the market in which the Assets will be held if maintained with the Foreign Custodian, after considering all factors relevant to the safekeeping of such Assets, including, without limitation:

                 i. The Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

                 ii. Whether the Foreign Custodian has the requisite financial strength to provide reasonable care for Assets;

                 iii. The Foreign Custodian's general reputation and standing;

                 iv. Whether Fund will have jurisdiction over and be able to enforce judgments against the Foreign Custodian, such as by virtue of the existence of any offices of the Foreign Custodian in the United States or the Foreign Custodian's consent to service of process in the United States; and

                 v. In the case of a Foreign Custodian that is a banking institution or trust company, the ability of the Foreign Custodian to provide efficiently the custodial services required with respect to the Assets.

(c)        EVALUATION OF WRITTEN CONTRACTS
           -------------------------------

           In exercising the authority delegated under this Agreement to enter into written contracts governing Fund's foreign custody arrangements with a Foreign Custodian, the Custodian shall determine that such contracts provide reasonable care for Assets based on the standards applicable to Foreign Custodians in the relevant market after considering all factors relevant to the safekeeping of such Assets, including, without limitation those set forth in
Section 1(a) of this Article. In making this determination, the Custodian shall ensure that the terms of such contracts comply with the provisions of Rule l7f-5(c)(2).

2.       CHANGES TO APPENDIX A.
         ----------------------

      (a) Appendix A may be amended from time to time to add or delete jurisdictions by written agreement signed by an Authorized Person of the Fund and the Custodian, but the Custodian reserves the right to delete jurisdictions upon reasonable prior written notice to the Fund whenever practicable.

      (b) Appendix A may be amended from time to time to delete jurisdictions upon written notice to an Authorized Person by the Custodian. The Custodian's responsibility and authority with respect to any jurisdiction so deleted will terminate ninety (90) days (or such other period as to which the parties agree) after receipt of any such notice by the Authorized Person ; PROVIDED, HOWEVER, that if the Custodian seeks to delete a jurisdiction because the Custodian determines that the applicable Foreign Custodian is no longer able to provide reasonable care for Assets held in such jurisdiction, such deletion will be effective ten (10) days (or such other period as to which the parties may agree) after receipt by an Authorized Person of such notice.

      3. REPORTS TO BOARD. The Custodian shall provide written reports notifying Board and/or, as directed, the Fund's investment adviser of the placement of Assets with a particular Foreign Custodian and of any material change in any Fund's foreign custody arrangements. Such reports shall be provided annually, except as otherwise agreed by the Custodian and the Fund or required to comply with law or the standards set forth in this Agreement. The Custodian agrees to notify the Board and the Fund's investment adviser annually and at such other times as reasonably requested by the Board, that the Fund's foreign custody arrangements delegated to the Custodian under this Agreement meet the requirements of Rule 17f-5. The Custodian shall provide to the Board such information regarding the Custodian, as the Board may reasonably request, to assist the Board in determining that it is reasonable to rely on the Custodian to perform the responsibilities delegated under this Agreement.

      4. MONITORING SYSTEM. In exercising the authority delegated under this Agreement to establish a system to monitor at reasonable intervals the initial and continued appropriateness of maintaining Assets with a Foreign Custodian or the initial and continued appropriateness of a written contract governing Fund's foreign custody arrangements, the Custodian shall consider all factors and criteria relevant to the safekeeping of such Assets, including without limitation, those set forth in Sections 1(a) and (b) of this Article. In addition, the Custodian shall consider the following factors, if such information is available: operating performance, established practices and procedures, relationships with market regulators and contingency planning. If, as a result of its monitoring of Foreign Custodian relationships hereunder or otherwise, the Custodian determines in its sole discretion that it is in the best interest of a Fund to remove such Assets from a Foreign Custodian (because an arrangement no longer meets the requirements of Rule 17f-5 ), the Custodian shall withdraw all such Assets from such Foreign Custodian or Securities Depository as soon as reasonably practicable; PROVIDED, HOWEVER, that if, in the reasonable judgment of the Custodian, such withdrawal would require liquidation of any such Assets or would materially and adversely impair the liquidity, value or other investment characteristics of any such Assets, the Custodian shall immediately provide information regarding the particular circumstances to the Board and the Fund's investment adviser and shall act in accordance with instructions received from an Authorized Person with respect to such liquidation or other withdrawal. The Fund shall bear all reasonable expenses related to such liquidation or withdrawal of Assets.

      5. STANDARD OF CARE. In exercising the delegated authority under this Agreement with regard to its duties as the Foreign Custody Manager, the Custodian agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Assets of an investment company registered under the Act would exercise in like circumstances.

      6. USE OF SECURITIES DEPOSITORIES. In exercising its delegated authority, Custodian may assume, unless instructed in writing to the contrary, that the Board or the Fund's investment adviser has determined, pursuant to Rule 17f-7, to place and maintain foreign assets with any Securities Depository as to which the Custodian has provided the Fund with a Risk Analysis.

      7. INSOLVENCY OF FOREIGN CUSTODIANS. The Custodian shall be responsible for losses or damages suffered by the Fund arising as a result of the insolvency of a Foreign Custodian only to the extent that the Custodian failed to comply with the standard of care with respect to the selection, monitoring and continued retention of such Foreign Custodian.

                                   ARTICLE II
                                   ----------

                              INFORMATION SERVICES
                              --------------------

      1. RISK ANALYSIS. The Custodian will provide the Fund and/or, as directed, the Fund's investment adviser with a Risk Analysis with respect to Securities Depositories operating in the countries listed in Appendix A. If the Custodian is unable to provide a Risk Analysis with respect to a particular Securities Depository, it will notify the Fund and/or, as directed, the Fund's investment adviser. Each Risk Analysis shall indicate whether the particular Securities Depository has been determined by the Custodian, in the exercise of its Standard of Care, to be an Eligible Securities Depository. If a new Securities Depository commences operation in one of the Appendix A countries, the Custodian will provide the Fund with a Risk Analysis in a reasonably practicable time after such Securities Depository becomes operational but in any event prior to maintaining a Fund's Assets with such Securities Depository. If a new country is added to Appendix A, the Custodian will provide the Fund with a Risk Analysis with respect to each Securities Depository in that country within a reasonably practicable time after the addition of the country to Appendix A.

      2. MONITORING OF SECURITIES DEPOSITORIES. The Custodian will monitor, on a continuing basis, the custody risks associated with maintaining assets with each Securities Depository for which it has provided the Fund with a Risk Analysis, as required under Rule 17f-7. The Custodian will promptly notify Fund or its investment adviser of any material change in these risks, or if the custody arrangements with a Securities Depository may no longer meet the requirements of Rule 17f-7.

      3. USE OF AGENTS. Subject to its standard of care in Section 4, below, the Custodian may employ agents, including, but not limited to Foreign Custodians, to perform its responsibilities under Sections 1 and 2 above.

      4. EXERCISE OF REASONABLE CARE. The Custodian will exercise reasonable care, prudence, and diligence in performing its responsibilities under this
Article II. With respect to the Risk Analyses provided or monitoring performed by an agent, the Custodian will exercise reasonable care in the selection of such agent, and shall be entitled to rely upon information provided by agents so selected in the performance of its duties and responsibilities under this
Article II, unless the Custodian knows or should have known such information to be incorrect, incomplete or misleading.

      5. LIABILITIES AND WARRANTIES. While the Custodian will take reasonable precautions to ensure that information provided is accurate, the Custodian shall have no liability with respect to information provided to it by third parties, unless the Custodian knows or should have known such information to be incorrect, incomplete or misleading. Except as provided herein, due to the nature and source of information, and the necessity of relying on various information sources, most of which are external to the Custodian, the Custodian shall have no liability for direct or indirect use of such information.

      6. LIABILITY FOR DEPOSITORIES. The Custodian shall not be responsible for any losses resulting from the deposit or maintenance of Assets of the Fund with a Securities Depository except for losses arising as a result of the negligence, bad faith or willful misfeasance of the Custodian in the performance of its duties hereunder.

                                  ARTICLE III
                                  -----------

                               GENERAL PROVISIONS
                               ------------------

      1. COMPENSATION. For its services rendered under this Agreement, the Custodian shall be entitled to receive from the Fund the compensation as set forth in the custody agreement, as amended from time to time, between the Fund and the Custodian, payable in accordance with the terms thereof. In addition, with the prior written consent of the Board, which consent shall not be unreasonably withheld or delayed, the Custodian shall be entitled to charge against assets of the Fund the amount of any loss, damage, liability or expense incurred with respect to the Fund, including counsel fees, for which it shall be entitled to reimbursement under the provisions of this Agreement.

      2. DAMAGES. Under no circumstances shall any party be liable to any other party for any indirect, consequential or special damages arising under this Agreement.

      3. PROVISION OF INFORMATION REGARDING MARKET PROFILES. With respect to each jurisdiction listed on Appendix A, as amended from time to time in accordance with the terms of this Agreement, the Custodian agrees to provide at least annually the Board and the Fund's investment adviser the information set forth in paragraphs A through D below. Such information shall be known as "Market Profiles":

      The Custodian agrees to provide to the Board and the Fund's investment advisers the information set forth in A through D below with respect to Foreign Custodians and Securities Depositories which hold Securities, Assets, or other property of the Fund and the systems and environment for securities processing in the jurisdiction in which such Foreign Custodians or Securities Depositories are located. The Custodian shall provide only that portion of such information as is reasonably available to it.

A.    COUNTRY INFORMATION

o      Settlement Environment
o      Depository
o      Settlement Period
o      Trading
o      Security Registration
o      Currency
o      Foreign Investment Restrictions
o      Entitlements
o      Proxy Voting
o      Foreign Taxation

B.     SUBCUSTODIAN INFORMATION

o      Financial Information
o      Regulator
o      External Auditor
o      How Securities are Held
o      Operational Capabilities
o      Insurance Coverage

C.     DEPOSITORY INFORMATION (IF APPLICABLE TO THE COUNTRY)

o      Name
o      Information relative to Determining Compulsory
                      or Voluntary Status of the Facility
o      Type of Entity
o      Ownership Structure
o      Operating History
o      Eligible Instruments
o      Security Form
o      Financial Data
o      Regulator
o      External Auditor

D.     INFORMATION ON THE FOLLOWING LEGAL QUESTIONS

      o Would the applicable foreign law restrict the access afforded the independent public accountants of the Fund to books and records kept by a Foreign Custodian?

      o Would the applicable foreign law restrict the ability of the Fund to recover its assets in the event of bankruptcy of the Foreign Custodian?

      o Would the applicable foreign law restrict the ability of the Fund to recover assets that are lost while under the control of the Foreign Custodian?

      o What are the foreseeable difficulties in converting the Fund's cash into U.S. dollars?

           While the Custodian will take reasonable precautions to ensure that information provided is accurate, the Custodian shall have no liability with respect to information provided to it by third parties except to the extent that the Custodian knew or should have known such information to be incorrect, incomplete or misleading. Due to the nature and source of information, and the necessity of relying on various information sources, most of which are external to the Custodian, the Custodian shall have no liability for direct or indirect use of such information except to the extent that the Custodian knew or should have known such information to be incorrect, incomplete or misleading. The Custodian makes no other warranty or representation, either express or implied, as to the merchantability or fitness for any particular purpose of the information provided under this Article III, Section 3.

           The Custodian shall promptly update such information relating to Market Profiles to reflect any material change, as may reasonably be determined by the Custodian, and the Custodian shall either notify the Board and the Fund's investment adviser that such information has been updated on the Custodian's website or provide to the Board and the Fund's investment adviser a written summary of such changes at such time or times as the Custodian notifies its clients generally.

4.      INDEMNIFICATION

      (a) The Custodian shall indemnify and hold the Fund, its officers, trustees, employees, agents and investment advisers harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including reasonable legal fees and expenses (a "Claim"), resulting from the negligence, willful misfeasance or bad faith of the Custodian in the performance of its duties hereunder, including the failure by the Custodian to comply with the standard of care set forth herein.

      (b) The Fund shall indemnify and hold the Custodian and its officers, directors, employees or agents harmless from and against any and all Claims, arising out of the performance of the Custodian's obligations under this Agreement, except for any Claim resulting from the negligence, willful misfeasance or bad faith of the Custodian in the performance of its duties hereunder, including the failure by the Custodian to comply with the standard of care set forth herein.

      (c) Nothing in this Section 6 of this Article III shall be deemed to preclude the Custodian or the Fund from pursuing any rights it may have in law or in equity.

5. LIMITATION OF LIABILITY. A copy of the Fund's Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement has been executed on behalf of the Fund by an officer of the Fund in such capacity and not individually. It is agreed that obligations of the Fund hereunder shall not be binding personally upon any of the Trustees, shareholders, officers, agents or employees of the Fund, but shall bind only the trust property of the Fund as provided in the Declaration of Trust. No series of the Fund shall be liable for the obligations of any other series of the Fund. No obligations of the Fund that relate to a particular series shall be attributable to or affect any other series of the Fund but shall only relate to that particular series.

6. INTEGRATION. This Agreement sets forth the Custodian's duties with respect to the matters set forth herein. The terms of the custodian agreement between the Fund and the Custodian, as amended from time to time, shall apply generally as to matters not expressly covered in this Agreement, including dealings with the

Foreign Custodians in the course of discharge of the Custodian's obligations under the custodian agreement. The terms of this Agreement shall control to the extent of any conflicts between this Agreement and the custody agreement. Nothing in this Agreement shall affect the obligations of the parties hereto under any other agreement.

7. FORCE MAJEURE. Notwithstanding anything in this Agreement to the contrary, the Custodian shall not be liable for any losses resulting from or caused by events or circumstances beyond its reasonable control, including, but not limited to, losses resulting from nationalization, strikes, expropriation, devaluation, revaluation, confiscation, seizure, cancellation, destruction or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, taxes, levies or other charges affecting the Fund's property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or any other similar event.

8.         TERMINATION.

      (a) Either party may terminate this Agreement by giving the other party ninety (90) days notice in writing, specifying the date of such termination. This agreement shall also terminate upon termination of the related custody agreement.

      (b) In the event of a dispute following the termination of this Agreement, all relevant provisions shall be deemed to continue to apply to the obligations and liabilities of the parties.

9. INSPECTION OF BOOKS AND RECORDS. The books and records of the Custodian shall be open to inspection and audit at reasonable times by officers and auditors employed by the Fund at its own expense and with prior written notice to the Custodian, and by the appropriate employees of the Securities and Exchange Commission.

10.        MISCELLANEOUS.

      (a) Any required written notice or other instrument shall be sufficiently given if addressed to the Custodian or the Fund as the case may be and delivered to it at its offices at:

                     The Custodian:

                     Boston Safe Deposit and Trust Company
                     135 Santilli Highway
                     Everett, Massachusetts 02149
                     Attn: Ms.  Kelly Morgan

                     The Fund:

                     c/o Weiss Peck and Greer, L.L.C.
                     One New York Plaza
                     New York, N.Y.  10004
                     Attn.:  Joseph J. Reardon
or at such other place as the parties may from time to time designate to the other in writing.

      (b) This Agreement may not be amended or modified except by a written agreement executed by both parties.

      (c) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Custodian, or by the Custodian without the written consent of the Fund authorized or approved by a vote of the Board, provided, however, that the Custodian may assign the Agreement or any function thereof to any corporation or entity which directly or indirectly is controlled by, or is under common control with, the Custodian and any other attempted assignment without written consent shall be null and void.

      (d) Nothing in this Agreement shall give or be construed to give or confer upon any third party any rights hereunder.

      (e) The Custodian represents that it is a U.S. Bank within the meaning of paragraph (a)(7) of Rule 17f-5.

      (f) The Fund acknowledges and agrees that, except as expressly set forth in this Agreement, the Fund is solely responsible to assure that the maintenance of the Fund's Securities and cash hereunder complies with applicable laws and regulations, including without limitation the Act and the rules and regulations promulgated thereunder and applicable interpretations thereof or exemptions therefrom. The Fund represents that, based on information the Board considers reasonable (including, without limitation, information, provided to it by the Custodian), it has determined that it is reasonable to rely on the Custodian to perform the responsibilities delegated pursuant to this Agreement.

      (g) This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

      (h) The captions of the Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (i) Each party represents to the other that it has all necessary power and authority, and has obtained any consent or approval necessary to permit it, to enter into and perform this Agreement and that this Agreement does not violate, give rise to a default or right of termination under or otherwise conflict with any applicable law, regulation, ruling, decree or other governmental authorization or any contract to which it is a party or by which any of its assets is bound.



                                      -10=

      (j) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.

                                   On Behalf of the Fund:


                                   WEISS, PECK & GREER FUNDS


                                   By:     /S/ JOSEPH REARDON
                                           -----------------------------------
                                   Name:   JOSEPH REARDON
                                           -----------------------------------
                                   Title:  VICE PRESIDENT AND SECRETARY
                                           -----------------------------------


                                   BOSTON SAFE DEPOSIT AND TRUST COMPANY


                                   By:    /S/ CHRISTOPHER HEALY
                                          ------------------------------------
                                   Name:  CHRISTOPHER HEALY
                                          ------------------------------------
                                   Title: FIRST VICE PRESIDENT
                                          ------------------------------------




                                      -11-